Exhibit 23.3

September 3, 2015

SPI Energy Co., Ltd.

7F/B Block, 1st Building, Jinqi Plaza

No. 2145 Jinshajiang Road, Putuo District

Shanghai, P.R. China

Dear Sir/Madam,

We hereby consent to the reference of our name and inclusion of the summary of our opinion under the heading “RISK FACTORS AND CAUTION REGARDING FORWARD-LOOKING STATEMENTS—Risks Related to Our International Operations—If the PRC government finds that the structure we have adopted for the e-commerce business does not comply with PRC governmental restrictions on foreign investment in internet-based business, or if there laws or regulations or interpretations of existing laws or regulations change in the future, we could be subject to severe penalties, including the shutting down of the e-commerce and investment platform” in SPI Energy Co., Ltd.’s registration statement on Form F-4 filed with the Securities and Exchange Commission on September 3, 2015, together with any amendments thereto.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ Han Kun Law Offices
Han Kun Law Offices